Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Del Monte Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements includes reference to the Company’s acquisition through a merger on March 8, 2011. As a result of the merger, the consolidated financial information for the period subsequent to the acquisition is presented on a different cost basis than that for the periods prior to the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

San Francisco, California

November 3, 2011